Exhibit 99.1

News Release

News Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

Jean-Paul L. Montupet Elected to IHS Board of Directors

ENGLEWOOD, Colo. (October 15, 2012) - IHS Inc. (NYSE: IHS), the leading global source of information and analytics, today announced that it has elected Jean-Paul L. Montupet to its Board of Directors, effective immediately. Mr. Montupet's appointment brings the IHS board back to its original composition of 10 directors.

“Jean-Paul brings a wealth of international business experience, especially from Europe and the Asia Pacific, to our Board,” said IHS Chairman and Chief Executive Officer Jerre Stead. “We're delighted to have his involvement and guidance as we continue to deliver market-leading information and insight solutions to our global customers and sustainable, profitable growth to our shareholders.”

Montupet, 64, is chair of Emerson Electric's Industrial Automation business and president of Emerson Europe. He is expected to serve in these roles until his retirement at the end of 2012. He joined Emerson in 1981, serving in a number of senior executive roles at the global technology provider. Prior to joining Emerson, Montupet served as chair of the Board of Leroy-Somer, Inc. and chair of Founderies Montupet SA.

A resident of St. Louis, Montupet is a trustee of the St. Louis Public Library Foundation and the Winston Churchill National Museum. He also serves on the Boards of Lexmark International, Inc., WABCO Holdings Inc. and Assurant, Inc., and is the non-executive chair of the Board at PartnerRe Ltd.

Montupet earned a master's degree in business administration from the Ecole des Hautes Etudes Commerciales (HEC) in Paris.

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information and insight in critical areas that shape today's business landscape. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 6,000 people in more than 30 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2012 IHS Inc.  All rights reserved.